Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the following registration statements:
•	Form S-8 No. 33-47074

•	Form S-8 No. 33-47147

•	Form S-8 No. 33-57557

•	Form S-8 No. 33-63101

•	Form S-8 No. 333-66129

•	Form S-8 No. 333-72287

•	Form S-8 No. 333-78953

•	Form S-8 No. 333-120446

•	Form S-8 No. 333-138624

•	Form S-8 No. 333-156317

•	Form S-3 No. 333-157163
of our report dated July 27, 2010 with respect to the consolidated statement of assets acquired and liabilities assumed by FirstMerit Bank, N.A. (a wholly owned subsidiary of FirstMerit Corporation), pursuant to the Purchase and Assumption Agreement, among the Federal Deposit Insurance Corporation, receiver of Midwest Bank and Trust Company, the Federal Deposit Insurance Corporation and FirstMerit Bank, N.A., dated May 14, 2010, which report appears in the July 27, 2010 Current Report on Form 8-K/A of FirstMerit Corporation.
/s/ Ernst & Young LLP
Akron, Ohio
July 27, 2010